EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into effective as of February 1, 2005 (the "Effective Date") by and between MultiCell Technologies, Inc., a Delaware corporation (the "Company"), and Stephen Chang, Ph.D., an individual ("Chang"). The Company and Chang may be referred to herein individually as a "Party" or collectively as the "Parties."

Recital

The Company desires assurance of the association and services of Chang in order to retain his experience, skills, abilities, background and knowledge, and is willing to engage Chang's services on the terms and conditions set forth in this Agreement. Chang desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.	Employment.
1.1

Term. The Company hereby employs Chang, and Chang hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement. Subject to Section 6 below, Chang shall be employed at will, meaning that either the Company or Chang may terminate this agreement and Chang's employment at any time, for any reason or no reason, with or without cause, without liability to the other save for wages earned through the effective date of termination. The obligations set forth in Sections 3, 5, 6 and 7 will survive any termination or expiration of this Agreement.

1.2

Title and Responsibilities. Chang shall have the title of President of the Company and shall serve in such other capacity or capacities as the Board of Directors of the Company (the "Board") and Chang may agree. Chang shall report to the Company's Chief Executive Officer, or if there is no Chief Executive Officer, then to the Board. Chang shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of President, consistent with the Bylaws of the Company and as required by the Board or the officer to whom Chang shall report. Chang will devote his best reasonable efforts and apply his professional expertise to the interests and welfare of the Company.

1.3

Location. Unless the Parties otherwise agree in writing, Chang shall perform services pursuant to this Agreement at the Company's offices located in Warwick, Rhode Island, or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require Chang to travel temporarily to other locations in connection with the Company's business.

1.4

Indemnification. Chang shall receive indemnification as a corporate officer and a director of the Company to the maximum extent extended to the other officers and directors of the Company generally, as provided by Delaware General Corporate Law and the Certificate of Incorporation and Bylaws of the Company, and shall be included as an insured under the Company's Directors and Officers liability insurance policy. Chang shall be permitted to review the applicable indemnification agreement prior to execution of this Agreement. The Parties agree that in no event shall any indemnification be lower than that provided by Delaware General Corporate Law.

2.	Compensation.
2.1

Base Salary. For Chang's services as President of the Company, the Company shall pay Chang a base salary ("Base Salary") equal to $15,000 per month as follows, subject to standard payroll deductions and withholdings: (a) $10,000 per month in cash, payable in regular periodic payments in accordance with Company policy and applicable law; and (b) $5,000 per month in shares of the Company's common stock issued pursuant to the Plan, calculated at the fair market value on the date of grant in accordance with the Plan, payable on a quarterly basis.

2.2

Stock Options. Upon the Effective Date of this Agreement, and subject to the terms of the Company's 2004 Equity Incentive Plan (the "Plan"), Chang shall be granted an option to purchase five million (5,000,000) shares of the Company's common stock at an exercise price of twenty-eight cents ($.28) per share, the fair market value of the common stock on the date of grant determined in accordance with the Plan (the "Option"). To the maximum extent possible, the Option shall be an Incentive Stock Option as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Option will be governed by and granted pursuant to a separate Stock Option Agreement and the Plan. The Option will be subject to vesting over three (3) years and will begin to vest on the Effective Date. One thirty-sixth of the shares subject to the Option will vest on the last day of each month following the Effective Date for a period of thirty-six (36) months, commencing with the last day of February 2005. Subject to the terms of the Plan and the Stock Option Agreement, the Option shall be exercisable for a period of five (5) years from the date of grant.

2.3

Director's Fees. As a member of the Board, for each meeting of the Board Chang attends, Chang shall receive $3,000 as a director's fee, payable in shares of the Company's common stock issued pursuant to the Plan, calculated at the fair market value on the date of grant in accordance with the Plan. Director's fees will be paid to Chang on a quarterly basis.

	2.4	Changes to Compensation. Chang's compensation may be changed from time to time by mutual written agreement of Chang and the Company.
2.5

Benefits. Chang shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company's executive or key management employees, including but not limited to paid vacation and medical insurance.

2.6

Business Expense Reimbursement. The Company shall reimburse Chang for all reasonable travel, entertainment or other documented expenses incurred by him in furtherance of or in connection with his services hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

2.7

Employment Taxes. All of Chang's compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company in accordance with federal, state and local laws.

3.	Proprietary Information and Nonsolicitation.
3.1

Proprietary Information. In exchange for the valuable consideration provided hereunder, Chang agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit A. Pursuant to the Proprietary Information and Inventions Agreement, Chang understands that he must not use or disclose any confidential or proprietary information of the Company, among other things.

3.2

Nonsolicitation. During his employment by the Company and for one (1) year thereafter, Chang agrees that in order to protect the Company's trade secrets and confidential and proprietary information from unauthorized use, Chang will not, either directly or through others, solicit, recruit or attempt to solicit or recruit (a) any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or (b) the business of any customer, supplier, service provider, vendor or distributor of the Company which was doing business with the Company, or listed on Company's customer, supplier, service provider, vendor or distributor list, during the term of this Agreement or one (1) year immediately prior thereto; except that this Section 3.2 shall not be deemed to be a no-hire provision and Chang shall be entitled to employ any individual, whether a former or current employee of the Company, that first responds to advertisement by Chang, or his successor Company, or that first initiates contact with Chang or his successor Company. If any restriction set forth in this Section 3.2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

3.3

Return of Company Property. Upon termination of Chang's employment or upon the Company's earlier request, Chang agrees to return to the Company all Company documents (and all copies thereof) and other Company property that he has had in his possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

4.	Outside Activities.
4.1

Investments and Interests. Except as permitted by Section 4.2, Chang agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Chang to be materially adverse or materially antagonistic to the Company, its business or prospects, financial or otherwise.

4.2

Activities. Except with the prior written consent of the Board, Chang will not during his tenure as President of the Company or as a member of the Company's Board undertake or engage in any other directorship, employment, occupation or business enterprise in direct competition with the Company, other than ones in which Chang is a passive investor or other activities in which Chang was a participant prior to his appointment to the Board as disclosed to the Company and listed on Exhibit B. The Parties acknowledge and agree that Chang will continue to serve as Chief Executive Officer of Astral Pharmaceuticals, Inc. for a maximum period of ninety (90) days following the Effective Date of this Agreement, provided, however, that Chang shall devote no more than one (1) day per week to that obligation.

4.3

Other Agreements. Chang represents and warrants that his service as President of the Company and as a member of the Board will not conflict with and will not be constrained by any prior agreement or relationship between Chang and any third party. Chang represents and warrants that he will not disclose to the Company or use on behalf of the Company any confidential information governed by any agreement between Chang and any third party except in accordance with such agreement. During his employment, Chang may use, in the performance of his duties, only such information generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.

5.	Confidentiality.
5.1

Duty of Confidentiality. The provisions of this Agreement will be held in strictest confidence by Chang and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Chang may disclose this Agreement in confidence to his immediate family; (b) the Parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the Parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

6.	Termination Without Cause Or For Good Reason.
6.1

Benefits Upon Termination Without Cause Or For Good Reason. In the event that the Company terminates Chang's employment without Cause (as defined below), or Chang terminates his employment for Good Reason (as defined below), Chang shall, upon delivery to the Company of an effective Release and Waiver in the form attached hereto as Exhibit C, be entitled to receive severance pay in the form of salary continuation of Chang's Base Salary then in effect, less applicable deductions and withholdings, for a period of six (6) months.

6.2

For Cause. "Cause" for the Company to terminate Chang's employment hereunder shall mean the occurrence of any of the following events, as determined by the Board in the exercise of its reasonable business judgment:

(a)

Chang's repeated failure to satisfactorily perform his job duties within a reasonable period of time after a written demand for substantial performance is delivered to Chang by the Board and/or the Chief Executive Officer, which demand specifically identifies the manner in which the Board and/or the Chief Executive Officer believes that Chang has not substantially performed his duties;

		(b)	Chang's refusal or failure to follow lawful and reasonable directions of the Board, the Chief Executive Officer or the individuals to whom Chang reports;
		(c)	If Chang is in material breach of any provision of this Agreement, including the Proprietary Information and Inventions Agreement attached hereto as Exhibit A;
(d)

Chang's engaging or in any manner participating in any activity which is competitive with or intentionally injurious to the Company or which violates any provision of Sections 3, 4 or 5 of this Agreement;

(e)

Chang's commission of any fraud against the Company or use or appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated;

		(f)	Chang's being convicted or found liable for any crime involving dishonesty or moral turpitude;
		(g)	An act of dishonesty by Chang intended to result in his gain or personal enrichment which causes material harm to the reputation of the Company or its affiliates;
		(h)	Chang personally engaging in illegal conduct which causes material harm to the reputation of the Company or its affiliates.
	6.3	Good Reason. "Good Reason" for Chang to terminate his employment hereunder shall mean the occurrence of any of the following events without his consent:
		(a)	a material adverse change in the nature of Chang's responsibilities, title or reporting level as they exist on the Effective Date of this Agreement;
		(b)	the relocation of the Company's executive offices or principal business location to a point more than sixty (60) miles from the Warwick, Rhode Island area;
		(c)	a reduction by the Company of Chang's base salary as initially set forth herein or as the same may be increased from time to time;
(d)

any action by the Company (including the elimination of benefit plans without providing substitutes thereof or the reduction of Chang's benefits thereunder) that would substantially diminish the aggregate value of Chang's fringe benefits as they exist at such time;

		(e)	a failure by the Company to obtain from any successor, before the succession takes place, an agreement to assume the obligations and perform all of the terms and conditions of this Agreement;
		(f)	a bankruptcy or other liquidation proceeding by the Company.
6.4

Termination for Death or Disability. Chang's employment with the Company shall terminate effective upon the date of Chang's death or "Complete Disability." If Chang's employment shall be terminated by death or complete disability, the Company shall pay to Chang and/or his heirs, Chang's Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate then in effect, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to Chang and/or Chang's heirs under this Agreement. Complete Disability shall mean the inability of Chang to perform Chang's duties under this Agreement because Chang has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Chang becomes disabled, the term "Complete Disability" shall mean the inability of Chang to perform Chang's duties under this Agreement by reason of any incapacity, physical or mental, which the Board or the Chief Executive Officer, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board or the Chief Executive Officer, as applicable, determines to have incapacitated Chang from satisfactorily performing Chang's usual services for the Company for a period of at least ninety (90) days during any 12 month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board or the Chief Executive Officer, as applicable, shall be final and binding, and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

7.	General Provisions.
7.1

Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the Parties insofar as possible.

7.2

Assignment. The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that, as the Company has specifically contracted for Chang's services, Chang may not assign or delegate Chang's obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company's business.

7.3

Entire Agreement. This Agreement, including Exhibit A, constitutes the entire agreement between and among Chang and the Company with respect to his service as a member of the Board and President of the Company. It supersedes any prior agreement, promise, representation, or statement written or otherwise between or among Chang and the Company with regard to this subject matter. It is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by the Parties.

7.4

Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California as applied to contracts made and to be performed entirely within California.

	7.5	Construction. This Agreement shall be deemed drafted by all Parties hereto and shall not be construed against any Party as the drafter of the document.
7.6

Counterparts. This Agreement may be executed in counterparts, any one of which need not contain the signature of more than one Party, but both of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

7.7

Arbitration. Any disputes, claims, causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final and binding confidential arbitration held in San Diego, California and conducted by Judicial Arbitration & Mediation Services ("JAMS"), under its then-existing Rules and Procedures. Nothing in this Section 7.7 is intended to prevent the Company or Chang from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, as set forth in Section 7.8 below. Except as provided below, the Parties to any arbitration shall share equally any and all JAMS fees and costs for any such arbitration proceedings. The arbitrator shall have the power to award to the prevailing party in the arbitration the cost of the prevailing party's reasonable attorneys' fees and costs as set forth in Section 7.9 below. If for any reason all or part of this arbitration provision is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other portion of this arbitration provision, but this provision will be reformed, construed and enforced in such jurisdiction to render such invalid or unenforceable part or parts of this provision consistent with the general intent of the Parties insofar as possible.

7.8

Legal and Equitable Remedies. Because Chang's services are personal and unique and because Chang may have access to and become acquainted with the confidential and proprietary information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

7.9

Attorneys' Fees and Costs. The prevailing party in any action or arbitration to enforce any rights under this Agreement shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action or arbitration.

7.10

Notices. Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed in this Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address; three days after the date of mailing if sent by certified or registered mail; when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day.

In Witness Whereof, the Parties hereto have executed this Agreement as of the date first written above.

MultiCell Technologies, Inc.			Stephen Chang, Ph.D.
By: ________________________ Print Name: ________________ Title: _____________________			Signature: ________________________
Address: 55 Access Road, Suite 700 Warwick, RI 02886			Address: __________________ __________________

Exhibit A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Exhibit B

LIST OF OUTSIDE ACTIVITIES

  Member of the Board of Directors of BIOCOM, requiring attendance at quarterly board meetings and limited monthly committee work.

  President and Executive Director of CURES, requiring a maximum of two hours work per week and sporadic visits to Sacramento.

  Attend National Institutes of Health study sections semi-annually.

  Member of the Scientific Advisory Boards of SanRx and Aegis.

  Sporadically provide gene therapy expertise to Gene Drug Consults.

Exhibit C

RELEASE AND WAIVER

In consideration of the payments and other benefits set forth in Section 6 of the Employment Agreement dated February 1, 2005, to which this form is attached, I, Stephen Chang, Ph.D., hereby furnish MultiCell Technologies, Inc, (the "Company"), with the following release and waiver ("Release and Waiver").

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release and Waiver, including Exhibit A hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: __________________	By: _______________________ Stephen Chang, Ph.D.